Exhibit 23.2

Trond Mathisen

General Manager - Corporate Reserves Group

Murphy Oil Corporation

9805 Katy Freeway, Suite G-200

Houston, TX 77024

We hereby consent to the reference of our firm and to the use of our reports conducting an audit of the Canadian Oil and Gas Properties for the Greater Kaybob and Hibernia Main, Hibernia Southern Extension and the Terra Nova projects effective December 31, 2018 and dated February 5, 2019 in the Murphy Oil Corporation Registration Statement Form S-8, No. 333-226494 and Registration Statement Form S-3, No. 333-227875 and in any related prospectus, including any reference to our firm under the heading “Experts” in such prospectus.

McDaniel & Associates Consultants Ltd.

/s/ Jared W.B. Wynveen
Jared W. B. Wynveen, P. Eng.
Executive Vice President

November 5, 2019
APEGA PERMIT NUMBER: P3145

2200, Bow Valley Square 3, 255 - 5 Avenue SW, Calgary AB T2P 3G6    Tel: (403) 262-5506    Fax: (403) 233-2744    www.mcdan.com